SCHEDULE 14A
(Rule 14a-101)
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ELECTRO RENT CORPORATION
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ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 16, 2008

DEAR SHAREHOLDERS:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of ELECTRO RENT CORPORATION to be held on Thursday, October 16, 2008, at 10:00 o’clock A.M., at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. At the meeting we will:

1. Elect six directors to serve as members of our Board of Directors until the next Annual Meeting or until their successors are elected.

2. Approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

3. Transact and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on August 18, 2008 are entitled to vote at the Annual Meeting. We urge you to vote your shares promptly by signing, dating and marking the enclosed proxy. You have the right to revoke your proxy before it is exercised by giving us written notice any time before the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

/s/ Meryl Evans
Meryl Evans, Secretary

DATED: August 18, 2008

Your vote is important, whether or not you expect to attend the Annual Meeting of Shareholders; please mark, date, sign and return promptly the enclosed proxy in the stamped return envelope provided. Your prompt return of the proxy will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

The Annual Meeting is on October 16, 2008. Please return your proxy in time.

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, October 16, 2008

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

Unless otherwise noted (1) the terms “Electro Rent,” “Company,” “we,” “us,” and “our,” refer to Electro Rent Corporation and its subsidiaries, (2) the terms “Common Stock” and “shareholder(s)” refer to Electro Rent’s common stock and the holders of that stock, respectively, and (3) the term “Board” refers to our Board of Directors.

We are furnishing this Proxy Statement to you in connection with our solicitation of proxies for our Annual Meeting of shareholders on October 16, 2008, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report to Security Holders for the fiscal year ended May 31, 2008, which is not intended to be a part of this Proxy Statement or a solicitation of proxies. We are first mailing this Proxy Statement and the accompanying form of proxy on or about September 15, 2008.

Time, Place and Purposes

We will hold our Annual Meeting at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 on Thursday, October 16, 2008 at 10:00 A.M., local time. At the Annual Meeting, we will ask you:

•	To elect six directors to serve as members of our Board until the next Annual Meeting or until their successors are elected.

•	To approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Although we are not aware of any other matters to be submitted to our shareholders at the Annual Meeting, any other business which properly comes before the meeting may be transacted at the meeting. If other matters do properly come before the meeting, the persons named in the enclosed proxy may vote on such matters in accordance with their best judgment.

Record Date; Voting Rights; Votes Required for Approval

Our Board has fixed the close of business on August 18, 2008 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the record date will be entitled to vote at the Annual Meeting.

As of August 18, 2008, the record date, there were 26,008,563 shares of Common Stock issued and outstanding. Each share is entitled to one vote. However, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (six) multiplied by the number of shares held, or may distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate his, her or its votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the six candidates receiving the highest number of affirmative votes shall be elected.

Holders of a majority of the issued and outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The six nominees for our Board receiving the greatest numbers of votes at the meeting will be elected to the six director positions. The selection of Deloitte & Touche LLP as our independent auditors must be approved by the shareholders holding a majority of shares present, or represented, and voting at the Annual Meeting, assuming the required quorum is present. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

Voting and Revocation of Proxies

All shares represented by valid proxies that we receive before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the related shares will be voted “FOR” that proposal. Unless you indicate otherwise, your proxy card also will confer discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting.

You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary by mail or by facsimile, by submitting a subsequent later-dated proxy or by voting in person at the Annual Meeting.

Costs of Solicitation

We will pay the expenses of printing, assembling and mailing this Proxy Statement. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication. We may also make arrangements with brokerage firms and custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Common Stock held of record by such persons as of the record date. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

Recommendation of our Board

Our Board unanimously recommends that you vote “FOR” each of the nominees to be elected to our Board and “FOR” the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

If you sign and return your proxy but do not give voting instructions, your shares will be voted as recommended by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the record date the holdings (i) by each person who we know owns 5% or more of our Common Stock, (ii) by each of our directors, (iii) by each person named in the summary compensation table, and (iv) by all directors and officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock
	Number of	Percent of
Name and Address of Owner(1)	Shares(2)	Class(2)

Daniel Greenberg(2)(3)	4,262,569	16.3%
Private Capital Management(4)	4,099,031	15.8%
8889 Pelican Bay Blvd., Ste. 500 Naples, Florida 34108
T. Rowe Price Associates, Inc.(5)	3,885,000	14.8%
100 East Pratt Street Baltimore, Maryland 21202
Phillip Greenberg(6)	2,360,573	9.1%
Dimensional Fund Advisors Inc.(7)	1,798,182	6.9%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Steven Markheim(2)	193,581	*
Craig R. Jones(2)	101,423	*
Gerald D. Barrone	49,011	*
Nancy Y. Bekavac	34,453	*
James S. Pignatelli	20,835	*
Joseph J. Kearns	16,203	*
Karen J. Curtin	19,171	*
Executive Officers and Directors as a Group (16 Persons)(8)	4,872,200	18.4%

*	Less than 1%.

(1)	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 unless otherwise set forth in the table.

(2)	Shares covered by options which are currently exercisable or which will become exercisable within 60 days after the date as of which information in this table is provided are considered to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not considered outstanding for the purpose of computing the percentage of shares owned by any other person. The number of shares in this table includes shares issuable on exercise of options which are currently exercisable or exercisable within 60 days after the date as of which information in this table is provided as follows: Mr. Daniel Greenberg (referred to as “Mr. Greenberg”), 120,000 shares; Mr. Markheim, 53,123 shares; and Mr. Jones, 53,123 shares.

(3)	The 4,262,569 shares reflected in the table include: (a) 120,496 shares held by The Greenberg Foundation, which Mr. Greenberg has the right to vote, but as to which he disclaims beneficial ownership, and (b) 120,000 shares issuable upon options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided.

(4)	Based on information disclosed in the Form 13G/A filed by Private Capital Management on February 14, 2008, it beneficially owns 4,099,031 shares and has sole voting and disposition power with respect to 1,237,111 shares and has shared voting and disposition power with respect to 2,861,920 shares.

(5)	Based upon information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2008, it has sole voting power with respect to 1,165,200 shares and sole dispositive power with respect to 3,885,000 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,008,700 shares, but does not have sole or shared dispositive power to any shares.

(6)	Based upon information contained in the last Schedule 13G/A filed by Phillip Greenberg on February 14, 2006, Mr. Phillip Greenberg has sole voting and disposition power with respect to 2,360,573 shares.

(7)	Based upon information contained in the Schedule 13G/A filed by Dimensional Fund Advisors Inc. on February 6, 2008, it has sole voting power with respect to 1,798,182 shares and sole disposition power with respect to 1,798,182 shares.

(8)	Based on publicly available share ownership information and includes (a) 406,194 shares underlying options held by our executive officers and directors that are currently exercisable or exercisable within 60 days after the date as of which information in this table is provided, (b) 21,592 shares held by the Electro Rent Corporation Employee Stock Ownership Plan for the benefit of our executive officers and directors, and (c) 120,496 shares held by The Greenberg Foundation, which Daniel Greenberg has the right to vote but as to which he disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board has nominated the following six persons as directors to serve until the next Annual Meeting, or until their successors have been duly elected and qualified. Our Board has determined that each nominee, except Mr. Greenberg, our Chief Executive Officer, is independent as defined by the applicable rules and regulations of The NASDAQ Global Market. Each of the nominees is now a director of Electro Rent. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Electro Rent. The six nominees receiving the greatest number of votes at the meeting will be elected to the six director positions. Our Board recommends that you vote FOR each of the nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our Board’s six nominees named below. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by our present Board to fill the vacancy. The schedule below sets forth with respect to each nominee for election (1) his or her age, (2) when he or she first became a director, and (3) his or her occupation and business experience during the past five years.

Name and Principal Occupation	Age	Director Since

Gerald D. Barrone(1)	77	1987
Retired
Nancy Y. Bekavac(2)	61	1992
Retired
Karen J. Curtin(3)	53	2004
Venture Partner, Paradigm Capital, Ltd., a financial advisory firm
Daniel Greenberg(4)	67	1976
Chief Executive Officer and Chairman of the Board of Electro Rent
Joseph J. Kearns(5)	66	1988
President, Kearns Associates, an investment consulting firm
James S. Pignatelli(6)	64	2002
Chairman, President and Chief Executive Officer of Unisource Energy Corporation

(1)	From 1991 until 1998 Mr. Barrone was a director of Coast Federal Bank.

(2)	Ms. Bekavac was the President of Scripps College from 1990 until she retired in 2007.

(3)	Ms. Curtin is a Venture Partner in Paradigm Capital Ltd. From 2004 until 2005, Ms. Curtin was a Principal in Dulcinea Ventures, a start up venture capital fund. From 1998 to 2002, Ms. Curtin was Executive Vice President for Bank of America.

(4)	Mr. Greenberg has been our CEO since 1979.

(5)	From 1982 to 1998 Mr. Kearns was Vice President and Chief Financial Officer of the J. Paul Getty Trust. He is a director of the Morgan Stanley Funds.

(6)	Mr. Pignatelli has been Chairman, President and Chief Executive Officer of Unisource Energy Corporation since 1998. He is a director of Evergreen Energy Co. and Blue Cross-Blue Shield of Arizona.

BOARD AND COMMITTEES

Our Board held a total of four meetings during fiscal 2008 and acted three times by written consent. During fiscal 2008, our Board was composed of seven members, but the number was reduced to six after a director passed away on July 26, 2008. All our directors are expected to attend each meeting of our Board and the committees on which they serve and are encouraged to attend annual shareholder meetings, to the extent reasonably possible. All nominees attended more than 75% of the meetings of our Board and applicable committees in fiscal 2008. All of the nominees attended the 2007 Annual Shareholders’ Meeting. Our Board has the following standing committees: Audit Committee, Nominating and Governance Committee, and Compensation and Stock Option Committee.

Audit Committee

The Audit Committee’s primary function is to review the financial information to be provided to our shareholders, the financial reporting process, the system of internal controls, the audit process and our process for monitoring compliance with laws and regulations. Our Board has adopted a charter for the Audit Committee, which has not changed since we provided it as an appendix to our 2006 Proxy.

Audit Committee Charter. Under our Audit Committee Charter, the Audit Committee is solely responsible for:

•	Hiring and firing the independent registered public accounting firm for Electro Rent;

•	Resolving any disagreement between the independent auditors and management; and

•	Approving all non-audit services performed by our independent auditors, subject to a de minimis exception.

With respect to the committee’s membership:

•	The members of the Audit Committee are Joseph J. Kearns, Chairman, James S. Pignatelli and Karen J. Curtin. Our Board has affirmatively determined that the members of the Audit Committee are “independent,” meaning that no member has a material relationship with Electro Rent (either directly or as a partner, shareholder or officer of an organization that has a relationship with Electro Rent) and are independent directors under the listing requirements for The NASDAQ Global Market.

•	Our Board has determined that the Chair of the Audit Committee, Mr. Kearns, is an audit “financial expert” under the rules issued by the SEC and The NASDAQ Global Market.

•	No member of the Audit Committee sits on audit committees for more than two other public companies.

•	Each member of the Audit Committee has one vote.

•	No Audit Committee member receives any compensation from Electro Rent other than as a director and/or as a member of any committee appointed by our Board.

In performing its duties, the Audit Committee seeks to maintain free and open communication between the directors, our independent auditors, and our financial management. The Audit Committee is intended to provide an independent and, as appropriate, confidential forum in which interested parties can freely discuss information and concerns. In carrying out its oversight duties, among other things, the Audit Committee:

•	Meets in an executive session at least quarterly, or more frequently as circumstances dictate.

•	Inquires quarterly of the independent registered public accounting firm of their views about our choices of accounting principles and how disclosure practices may affect public views and attitudes about us.

•	Reviews at least quarterly with financial management and the independent registered public accounting firm (a) the financial statements contained in the quarterly or annual reports to shareholders; (b) critical financial reporting issues, policies and practices, (c) corrected and uncorrected audit adjustments; and (d) the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of our accounting principles and underlying estimates and other significant decisions made in preparing the financial statements.

•	Reviews with financial management and the independent registered public accounting firm quarterly and annual earnings releases and press releases containing historical or forward-looking financial information before the reports are filed with the SEC, or other regulators, or the releases are published.

Audit Committee Meetings in Fiscal Year 2008. The Audit Committee met four times during fiscal year 2008.

Nominating and Governance Committee

All of the Board members except Mr. Greenberg serve as members of the Nominating and Governance Committee. The Chair of the Nominating and Governance Committee is Ms. Bekavac. Our Board has determined that all members of the Nominating and Governance Committee are independent directors under the listing standards of The NASDAQ Global Market. The Nominating and Governance Committee met two times during fiscal 2008. The slate of directors included in this Proxy Statement was selected by the Nominating and Governance Committee. Our Board has adopted a charter for the Nominating and Governance Committee, which has not changed since we provided it as an appendix to our 2006 Proxy.

Duties. The Nominating and Governance Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) at the time for election by the shareholders after considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of existing Board members to be re-nominated. As appropriate, the Nominating and Governance Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to our Board. The Nominating and Governance Committee also:

•	Reviews the definition of independent director;

•	Investigates potential conflicts of interest and related party transactions by directors and executive officers;

•	As appropriate, reviews director compensation levels and practices, and recommends changes in such compensation levels and practices to our Board;

•	Recommends committee assignments; and

•	Reviews our Code of Business Conduct and Ethics, corporate governance guidelines and committee charters.

Nominations. On at least an annual basis, the Nominating and Governance Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, the Nominating and Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including nominees by shareholders), are reviewed under the same process. The Nominating and Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating and Governance Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, the Nominating and Governance Committee may recommend to our Board the election or nomination of a candidate.

Identifying and Evaluating Nominees for Director. Candidates for independent Board members have typically been found through recommendations from directors or others associated with us. The Nominating and Governance Committee will consider nominations for directors from shareholders. Such nominations should be sent to our Secretary and include the name and qualifications of the nominee. All such recommendations will be brought to the attention of the Nominating and Governance Committee. Shareholders who wish to submit nominees for election to our Board at our 2009 Annual Meeting of Shareholders are strongly encouraged to do so on or before April 30, 2009.

Minimum Requirements. The Nominating and Governance Committee has no predefined minimum criteria for selecting Board nominees although it believes that all independent directors should share qualities such as independence, relevant, non-competitive experience, and strong communication and analytical skills.

General Considerations. In any given search, the Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. The Nominating and Governance Committee believes that it is necessary for at least one independent Board member to possess financial expertise. However, during any search, the Nominating and Governance Committee reserves the right to modify its stated search criteria for exceptional candidates.

We believe that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.

Compensation and Stock Option Committee

All of our Board members, except Mr. Greenberg, serve as members of the Compensation Committee and Stock Option Committee (the “Compensation Committee”). The Chair of the Compensation Committee is Ms. Curtin. Our Board has determined that all members of the Compensation Committee are independent directors under the listing standards of The NASDAQ Global Market. The Compensation Committee met four times during fiscal 2008. Our Board has adopted a charter for the Compensation and Stock Option Committee, which is attached as Annex A hereto.

Duties. The Compensation Committee is generally responsible for:

•	Assisting in developing and evaluating potential candidates for executive positions, and overseeing the development of executive succession plans;

•	Reviewing the performance of our officers, in particular our Chief Executive Officer;

•	Approving the compensation of officers;

•	Making recommendations to our Board regarding amounts of or changes in compensation including:

•	Bonuses.

•	Stock options.

•	Other management incentives; and

•	Granting options under and administering our incentive option and equity incentive plans.

Indemnification Agreements

We have entered into Indemnification Agreements with each of our directors and executive officers. These Agreements require us to indemnify our officers or directors to the fullest extent permitted under California law against expenses and, in certain cases, judgments, settlements or other payments incurred by the officer or director in suits brought by us, derivative actions brought by shareholders and suits brought by other third parties related to the officer’s or director’s service to us.

Director Option Plan Committee

As of December 31, 2004, our Board determined that no new options will be issued under our 1996 Director Option Plan, although options previously granted under the Director Option Plan remain in effect according to their terms. Mr. Greenberg, who does not hold options under the Director Option Plan, is the only member of the Director Stock Option Plan Committee, which took no actions during fiscal 2008.

Communications to the Board

Shareholders may contact any of our directors by writing to them c/o Electro Rent Corporation, attention: Company Secretary, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. Shareholders and employees who wish to contact our Board or any member of the Audit Committee to report questionable accounting or auditing matters may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported to the following e-mail address: “auditcom@electrorent.com.” This e-mail address is a special e-mailbox to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or matters that are otherwise improper, will be addressed in an appropriate manner.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to our principal executive officer and principal financial officer. The Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate and timely public disclosure, compliance with all applicable laws, and prompt internal reporting of violations of the Code of Ethics to a person identified therein. Shareholders may obtain a copy of our Code of Ethics without charge. Requests should be addressed to our principal office, attention: Meryl Evans, Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. Directors, executive officers and greater-than-ten-percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers filed all required reports on a timely basis during the past fiscal year, except Karen S. Curtin whose Form 4 for purchases of Common Stock on January 29, 2008 and January 30, 2008, was filed on August 18, 2008.

Transactions With Related Persons

Mr. Greenberg personally rents a total of approximately 1,000 square feet of space in our buildings located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 and 15387 Oxnard Street, Van Nuys, CA 91411-2506, at a rate of $437.50 per month which is comparable to rates paid by other third party tenants.

Policies and Procedures For Review, Approval or Ratification of Transactions with Related Persons

In August 2008, our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for review and approval of a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A “related party” is any person who, since the beginning of the last fiscal year for which we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than 5 percent of any class of our voting securities;

•	an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5 percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5 percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

The Board has delegated to the Governance Committee the responsibility of reviewing and approving related party transactions. The Governance Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as the Governance Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from the Governance Committee. Related party transactions which are ongoing are subject to ongoing review by the Governance Committee to determine whether it is in our best interest and our shareholders’ best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

Corporate Giving Program

Our Board established a charitable giving program a number of years ago. In fiscal 2008 we made donations of $225,000 under this program. Mr. Greenberg, who administers the program with the oversight of our Governance Committee, serves on the board of several public charities to which we made donations.

EXECUTIVE OFFICERS

The schedule below sets forth the name, age and office or offices of each of our executive officers. No executive officer is related by blood, marriage or adoption to any other officer, director or nominee for director. Each officer has been employed by us for more than five years.

Name	Age	Office or Offices

Daniel Greenberg	67	Chairman of the Board and Chief Executive Officer
Steven Markheim	55	President and Chief Operating Officer
Craig R. Jones	62	Vice President and Chief Financial Officer

Throughout this Proxy Statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table below, are referred to as our “Named Executive Officers.”

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. The Compensation Committee also establishes our policies with respect to compensation of executive officers, including our named executive officers and reviews our executive compensation disclosures as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

Compensation Philosophy and Objectives

In designing compensation programs, we believe that the total compensation of our Named Executive Officers and other key employees should reflect the value created for shareholders while supporting our strategic goals. In doing so, the compensation programs reflect the following principles:

•	Compensation should be meaningfully related to the value created for our shareholders.

•	Compensation programs should support our short- and long-term strategic goals and objectives.

•	Compensation programs should reflect and promote our values.

One of our core values in setting compensation has been the promotion of team effort by our officers. We believe this value has resulted in an unusually stable management team, with our 11 officers averaging over 24 years of employment by us. However, it means that most of our compensation decisions, at least in any individual year, have not differentiated on individual performance during the year. In July 2008, the Compensation Committee determined to explore whether we should use a compensation system which is quantitative or incentive based. Accordingly, the Compensation Committee determined to retain a consultant to review our compensation structure, including our process for determining and awarding base salary, incentive bonuses and equity incentives. Because any recommendations are not expected until well into fiscal 2009, the Compensation Committee does not expect to fully implement those recommendations until fiscal 2010, although some may be adopted for fiscal 2009 if appropriate. The Compensation Committee indicated that it intends to allocate the incentive compensation pool for fiscal 2009 based at least in part on its assessment of the performance of individual officers during fiscal 2009, although it has not adopted any quantitative metrics for doing so.

2008 Executive Compensation Components

For the year ended May 31, 2008, the compensation for our Named Executive Officers consisted of the following components: base salary, annual incentive bonuses, stock options/long-term equity incentives and other benefits.

Base Salary. We pay our Named Executive Officers a salary to provide a minimum compensation level and to reflect the perceived current value of each executive relative to his or her peers. The Compensation Committee reviews the salary of each of our Named Executive Officers each year. The analysis begins with an average increase, which generally reflects our performance, any changes in the cost of living and any perceived increases in competitive salaries. This percentage was approximately 2% for fiscal 2009 and has been less than 5% in each of the last three years. The Compensation Committee may then adjust this average percentage to reflect individual circumstances, including such factors as performance, individual salary history, increased job responsibility, and changes in compensation paid by competitors.

Given current market conditions, both for executives and for us, the Compensation Committee decided to increase salaries for our Named Executive Officers as follows:

	Fiscal 2009
Name	Base Salary ($)	% Increase

Daniel Greenberg	$450,000	0.0%
Steven Markheim	$309,000	3.0%
Craig R. Jones	$222,000	3.3%

Based on Mr. Greenberg’s request that his salary not be increased for fiscal 2009, the Compensation Committee did not do so. The increases for Mr. Markheim and Mr. Jones, which were slightly above the average increases, reflected the attainment of several financial objectives set by management at the beginning of fiscal 2008, including a 14% increase in revenues resulting from growth of our international operations and distribution channel balanced by our lack of increases in profitability.

The Compensation Committee may also adjust salary at other times during the year under certain circumstances including promotions. Although we have not hired a new Named Executive Officer for a number of years, we expect that the initial compensation would be determined based on the executive’s experience and, where relevant, by comparison to salaries paid to executives in competitive businesses.

Annual Incentive Bonuses. As in recent years, for fiscal 2008 we paid an annual bonus pool to our officers (a total of 11 persons in fiscal 2008), including our Named Executive Officers, equal to approximately 2.9% of our annual earnings before taxes. We believe that calculating the amount of this bonus pool based on our earnings before taxes aligns the interests of our officers with our financial results and hence to the interest of our shareholders. Our Compensation Committee retains the right to adjust the size of the pool in its discretion to take into account factors such as changes in the number of officers participating and the impact on net earnings of acquisitions or other unusual events during the fiscal year. However, these adjustments have generally been modest, with the final bonus pool in each of our last three fiscal years approximately 2.9% of our earnings before taxes. For fiscal 2008, the Compensation Committee set the bonus pool at 2.9% of earnings before taxes, or $985,000.

The aggregate bonus pool for fiscal 2008 was allocated by the Compensation Committee among our individual officers at the end of fiscal 2008. Because we believe that our officers should be encouraged to work together as a team, while the size of the bonus pool depends on our overall success (as measured by our earnings before taxes), the share of each individual officer depended largely on his or her seniority and salary level and was not affected by individual performance during fiscal 2008.

The percentage of the bonus pool which the Compensation Committee assigned to each of our Named Executive Officers for fiscal 2008 was the same as that for fiscal 2007:

Percentage of
Name	Fiscal 2008 Bonus Pool

Daniel Greenberg	24%
Steven Markheim	21%
Craig Jones	10%

As noted above, in July 2008, the Compensation Committee determined to explore more incentive based compensation systems for the future. While the size of the annual bonus pool for fiscal 2009 is expected to be based on the same factors as in prior years, the Compensation Committee intends to allocate that pool among the officers based at least in part on its assessment of their individual performance during fiscal 2009. Moreover, the Compensation Committee has reserved the right to adopt in fiscal 2009 some of the recommendations of the compensation consultant it is hiring.

Stock Options or Long-Term Equity Incentives. Historically, we have granted equity participation to each of our Named Executive Officers to provide incentives for them to guide the business toward our long-term goal of increasing shareholder value, to maintain competitive levels of total compensation and to reward attainment of corporate goals over a multi-year period. We believe that equity ownership by our officers and directors can help align their interests with our shareholders. It can also encourage them to own shares, although we do not have any specific requirements relating to such ownership. Although we did not grant equity incentives in fiscal 2008 in light of recent changes in accounting for stock-based payments, we expect that the compensation consultant to be retained by the Compensation Committee will consider whether such incentives should be included as part of our overall compensation plan.

Other Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In addition to vacation, medical and health benefits comparable to those provided to our employees generally, each of our Named Executive Officers receives (i) reimbursement of tax and financial services fees up to $15,000 per year for Mr. Greenberg and $5,000 per year for Mr. Markheim and Mr. Jones and (ii) personal use of a company owned vehicle. Mr. Greenberg also receives reimbursement for dues at clubs where he is a member. We also sponsor a retirement savings plan under Section 401(k) of the Internal Revenue Code that covers all of our eligible employees which allows eligible employees to defer, within prescribed limits, up to 15% of their compensation on a pre-tax basis through contributions to the plan. In addition, we have a Supplemental Executive Retirement Plan which provides for automatic deferral of contributions in excess of the maximum amount permitted under the 401(k) plan for our executives who choose to participate. In addition, for Mr. Greenberg, we have agreed to maintain lifetime medical coverage consistent with the standard coverage then available to him, for him and his spouse, regardless of any termination of employment relationship. We expect these benefits to be considered by the Compensation Committee in its review of compensation for our Named Executive

Officers. We believe these perquisites, while not representing a significant portion of our Named Executive Officers’ total compensation, reflect our intent to create overall market comparable compensation packages.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with our best interests. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

We account for stock-based payments in accordance with the requirements of FASB Statement 123R.

Change of Control Payments

As described below under “Principal Compensation Agreements and Plans -- Employment Agreements,” we are obligated under employment contracts with Messrs. Markheim and Jones to make severance payments to them in the event they terminate their employment within 18 months of a Material Change (including a change of control) as defined in those agreements. We believe that agreeing to these payments was necessary to retain these officers.

Role of Executive Officers in Compensation Decisions

Under its charter, the Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and our other Named Executive Officers and all other elected officers. In doing so, the Compensation Committee is expected to consult with our Chief Executive Officer and other officers as appropriate. In general, our Chief Executive Officer makes recommendations concerning the compensation of persons other than himself, but does not make any recommendation as to himself.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was an Electro Rent officer or employee, or is related to any other member of the Compensation Committee, or any member of our Board, or any Electro Rent executive officer by blood, marriage or adoption.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Karen J. Curtin, Chairperson
Gerald D. Barrone
Nancy Y. Bekavac
Joseph J. Kearns
James S. Pignatelli

PRINCIPAL COMPENSATION AGREEMENTS AND PLANS

Employment Agreements

Mr. Greenberg. Mr. Greenberg, our Chief Executive Officer, is employed pursuant to a written employment contract containing a rolling three year term. The agreement was amended and restated in July 1992. Under his employment agreement, Mr. Greenberg is entitled to a salary, bonuses in an amount to be determined by the Board, and employee benefits comparable to those provided to our senior executives. In October 2001, we agreed to maintain medical coverage, consistent with the standard of coverage then available to him, for Mr. Greenberg and his spouse for as long as they each shall live, regardless of any termination of the employment relationship. Upon an involuntary termination of employment, Mr. Greenberg will receive (i) an amount equal to three times his highest “annual base amount” during the term of his employment, payable in 36 monthly installments or in one lump sum at Mr. Greenberg’s option and (ii) continuation of each employee health plan and welfare benefit plan and other fringe benefits for a period of three years (with medical coverage continuing for him and his spouse’s lifetime) and (iii) an amount equal to the retirement contributions that would have been made on his behalf over the next three years.

Mr. Markheim and Mr. Jones. On October 31, 2005, we entered into employment agreements with each of Steven Markheim, our President and Chief Operating Officer, and Craig R. Jones, our Vice President and Chief Financial Officer. Under his respective employment agreement, each Senior Officer is paid a base salary and a discretionary bonus each year in an amount to be determined in accordance with our practices for our senior executives. In addition, each of Messrs. Markheim and Jones receives benefits generally available to our senior executives. Messrs. Markheim and Jones are “at will” employees, and may be terminated by us at any time for any reason, or resign at any time for any reason. If, within eighteen months of a “Material Change,” such as a change of control of Electro Rent, Mr. Markheim or Mr. Jones is terminated other than for “Cause” or terminates for “Good Reason,” then he shall be entitled to (i) a severance payment equal to two times his base salary, (ii) immediate vesting of all options previously granted to him and (iii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool. If, at any time other than within eighteen months of a “Material Change,” Mr. Markheim or Mr. Jones is terminated other than for “Cause” or terminates for “Good Reason,” then he shall be entitled to (i) a severance payment equal to one times his base salary and (ii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool. The severance payments described in clause (i) of each of the two preceding sentences shall be payable, at our option, either (a) in monthly installments or (b) as one lump sum as soon as practicably possible with an appropriate discount to reflect such acceleration.

Payments Upon Termination

The information below sets forth the amount of compensation we will pay to each of our Named Executive Officers in the event of termination of such executive’s employment, including certain estimates of the amount which would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive’s termination.

All Terminations. Regardless of the manner in which any of our employees (including any of our Named Executive Officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Any unpaid annual bonus for a previously completed year, unless specified otherwise;

•	Reimbursement for any properly incurred unreimbursed business expenses;

•	Unpaid, accrued and unused personal time off through the date of termination; and

•	Any existing rights to indemnification for prior acts through the date of termination.

In the case of Mr. Greenberg, he is entitled to lifetime medical benefits. Based on the medical insurance premiums and actuarial data, and present valued using an interest rate consistent with the average yield on our invested cash as of May 31, 2008, we estimate that the approximate value of these benefits in the case of a termination of Mr. Greenberg, immediately following May 31, 2008 would have been $500,000.

Voluntary Termination/Terminations for Cause. No additional amounts would be contractually due to any Named Executive Officer upon a voluntary termination (other than for Good Reason) or a termination for cause.

Involuntary Termination.

Mr. Greenberg. As set forth above, on any involuntary termination, including death and disability, Mr. Greenberg or his estate is entitled to (i) an amount equal to three times his highest “annual base amount” during the term of his employment, payable in 36 monthly installments or in one lump sum at Mr. Greenberg’s option and (ii) continuation of each employee health plan and welfare benefit plan and other fringe benefits for a period of three years (with medical coverage continuing for him and his spouse’s lifetime) and (iii) an amount equal to the retirement contributions that would have been made on his behalf over the next three years. Based on the compensation paid in fiscal 2008, and the unvested options on May 31, 2008, and using medical insurance premiums and costs of other benefits (including retirement contributions) present valued using an interest rate consistent with the average yield on our invested cash as of May 31, 2008, and the price of our Common Stock as of May 31, 2008, we estimate that the approximate value of severance payments and benefits in the case of a termination of Mr. Greenberg immediately following May 31, 2008 would have been $2,700,000. Mr. Greenberg’s severance is not affected by a future change of control.

Mr. Markheim and Mr. Jones. As set forth above, on any involuntary termination (not including death or disability) in the absence of a Material Change, including a change of control, each of Messrs. Markheim and Jones is entitled to (i) a severance payment equal to one times his base salary and (ii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool. Based on their compensation for fiscal 2008, we estimate that the approximate value of severance payments and benefits after such a termination immediately following May 31, 2008 would have been $510,000 for Mr. Markheim and $315,000 for Mr. Jones. On an involuntary termination following a Material Change, including a change of control, each of Messrs. Markheim and Jones is entitled to (i) a severance payment equal to two times his base salary, (ii) immediate vesting of all options previously granted to him and (iii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool. Based on their compensation for fiscal 2008, and their unvested options on May 31, 2008, and using the price of our Common Stock as of May 31, 2008, we estimate that the approximate value of severance payments and benefits after such a termination immediately following May 31, 2008 would have been $810,000 for Mr. Markheim and $530,000 for Mr. Jones.

Equity Incentive Plans

Option and Equity Incentive Plans. We are currently authorized to issue options (incentive stock options and/or non-qualified stock options), stock appreciation rights, restricted stock awards, performance unit awards and performance share awards to our officers, employees, directors and consultants under our 2005 Equity Incentive Plan. At May 31, 2008, our 2005 Equity Incentive Plan had options covering 57,500 shares of Common Stock outstanding and 942,500 shares available for future grants. Options to purchase an aggregate of 385,404 and 69,397 shares of Common Stock remain outstanding under our 2002 and 1996 Stock Option Plans, respectively, although no new options may be issued under those plans.

Our equity incentive plans are administered by the Compensation Committee. Each equity grant is evidenced by written agreement in a form approved by the Compensation Committee. No equity grant granted under our equity incentive plans is transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

The exercise price of a stock option under our 2005 Equity Incentive Plan must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our capital stock on the date of grant). The term of a stock option under our 2005 Equity Incentive Plan may not exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Upon exercise of any option granted under our 2005 Equity Incentive Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

Our 2005 Equity Incentive Plan permits the grant of shares of common stock subject to conditions imposed by the Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. The Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Other Employee Benefit Plans

We maintain a Savings Plan (the “401(k) Plan”), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), a Supplemental Executive Retirement Plan (“SERP”), and a frozen Employee Stock Ownership Plan. Under Section 401(k) of the Code, contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and our contributions will be deductible by us when made. Contributions in excess of the maximum permitted under the 401(k) are automatically deferred under the SERP for executives.

All of our employees who have attained 18 years of age become eligible to participate in the 401(k) Plan after one year of employment. We have the option to match contributions of participants at a rate determined by our management each year. For participants with three or more years of service, we also may elect to make additional discretionary matching contributions in excess of the rate elected for participants with less than three years of service.

Cash contributions by us to our 401(k) Plan were $510,000, $474,000, and $440,000, and to our SERP were $23,000, $21,000 and $23,000 for fiscal years 2008, 2007 and 2006, respectively. Most of these contributions are based on a formula for matching employee contributions, while a portion is a discretionary contribution determined annually by our Board, which is then split among our employees based on applicable law.

SUMMARY COMPENSATION TABLE

The following table sets forth the annualized base salary and other compensation that would have been paid or earned in 2008 by our Named Executive Officers. The discussion of executive compensation below and information disclosed in the Summary Compensation Table and Grants of Plan Based Awards table reflect executive compensation paid and grants awarded during the fiscal years ended May 31, 2008 and 2007.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)

Daniel Greenberg	2008	$450,000	$240,000	$29,799	$63,555	$783,354
Chairman of the Board and	2007	415,000	240,000	187,536	55,962	898,498
Chief Executive Officer
Steven Markheim	2008	$300,000	$210,000	$52,484	$36,416	$598,900
President and Chief	2007	230,000	210,000	117,590	33,944	591,534
Operating Officer
Craig R. Jones	2008	$215,000	$100,000	$24,150	$26,163	$365,313
Vice President and	2007	180,000	100,000	57,477	29,463	366,940
Chief Financial Officer

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended May 31, 2008 and 2007, in accordance with SFAS 123(R) of awards pursuant to the 2002 Stock Option Plan and the 2005 Equity Incentive Plan and includes amounts from awards granted in and prior to fiscal 2007 and 2008. Assumptions used in the calculation of this amount are included in footnote 13 to our audited financial statements for the fiscal year ended May 31, 2008 included in our Annual Report of Form 10-K filed with the Securities and Exchange Commission on August 12, 2008.

(2)	The components of the column entitled “All Other Compensation” are set out in the following table.

All Other Compensation

The following table and related footnotes describe each component of the column entitled “All Other Compensation” in the Summary Compensation Table.

						Personal
			Supplemental			Use of
		401(k)	Executive	Life		Company
		Savings	Retirement	Insurance	Professional	Owned	Other	Total
Name	Year	Plan	Plan	Premiums	Services (1)	Vehicle	(2)	($)

Daniel Greenberg	2008	$8,234	$12,113	$15,294	$15,000	$1,514	$11,400	$63,555
	2007	8,289	9,144	9,554	15,000	2,535	11,440	55,962
Steven Markheim	2008	$8,234	$7,058	$1,710	$5,000	$14,414	$—	$36,416
	2007	8,829	4,740	1,470	5,000	14,445	—	33,944
Craig R. Jones	2008	$7,150	$3,174	$4,225	$364	$11,250	$—	$26,163
	2007	7,950	1,038	4,225	5,000	11,250	—	29,463

Each Name Executive Officer is responsible for paying income tax on such amounts.

(1)	Professional Services include legal, accounting, financial planning, investment counseling and other services.

(2)	Mr. Greenberg receives reimbursement for dues at clubs where he is a member.

GRANTS OF PLAN-BASED AWARDS

We did not grant any equity awards to our Named Executive Officers during fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to equity grants to our named Executive Officers which were outstanding on May 31, 2008:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable(1)	Price ($)	Date

Daniel Greenberg	120,000	—	$9.51	7/28/2009
Steven Markheim	60,000	—	$9.51	7/28/2009
	15,139	—	$8.45	7/13/2010
	6,000	12,000	$17.69	10/12/2011
Craig R. Jones	30,000	—	$9.51	7/28/2009
	8,258	—	$8.45	7/13/2010
	2,667	5,333	$17.69	10/12/2011

(1)	These options vest in equal installments over three years, with full vesting on October 12, 2009.

OPTION EXERCISES AND STOCK VESTED

We did not have any awards of restricted stock to our Named Executive Officers that vested during fiscal 2008. The following table sets forth the exercises of options by our Named Executive Officers during fiscal 2008:

	Option Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)(1)

Steven Markheim	32,374	$134,974
Craig R. Jones	20,650	$71,019

(1)	Value realized was computed by calculating the difference between the market price of our stock at the exercise dates, and the exercise prices of the options exercised.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Directors who are employees receive no additional compensation for their services as directors. Directors who are not employees are paid:

•	An annual retainer of $24,000. This retainer was payable in cash until the fourth quarter of fiscal 2008 when we began paying it in restricted shares of the Company valued at the closing price on the date of grant unless the Board member elected to take up to 50% of his or her retainer in cash;

•	$1,000 in cash for each board meeting which he or she attends;

•	$1,000 in cash for each meeting of the Audit Committee, Nominating and Governance Committee and Compensation Committee which he or she attends (although if a director attends more than one such committee meeting on the same day, he or she will receive an aggregate of $1,000 for all meetings attended, not $1,000 for each meeting attended);

•	The chairman of each of the Nominating and Governance Committee and the Compensation Committee receives an additional cash retainer of $2,000 per year;

•	The Chairman of our Audit Committee receives an additional cash retainer of $5,000 per year; and

•	Our lead director receives an additional $1,000 for each board meeting he attends. On January 11, 2007, S. Lee Kling was appointed lead director by our Board. Mr. Kling died in July, 2008, and the vacancy has not yet been filled by our Board.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for the fiscal years ended May 31, 2008:

		Fees Earned
	Stock	or Paid in	Option
	Awards	Cash	Awards	Total
Name	($)(1)	($)	($)(2)	($)

Gerald D. Barrone	$2,998	$29,002	$8,213	$40,213
Nancy Y. Bekavac	$3,245	$29,755	$8,213	$41,213
Karen J. Curtin	$5,997	$26,003	$8,213	$40,213
Joseph J. Kearns	$3,621	$33,379	$8,213	$45,213
S. Lee Kling(3)	$3,245	$34,755	$8,213	$46,213
James S. Pignatelli	$5,997	$26,003	$8,213	$40,213

(1)	During fiscal 2008, each Director was issued the following number of shares of stock (which are fully vested as of grant) with respect to their retainer for the fourth quarter of fiscal 2008: Gerald D. Barrone: 231; Nancy Y. Bekavac: 250; Karen J. Curtin: 462; Joseph J. Kearns: 279; S. Lee Kling: 250; and James S. Pignatelli: 462.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2008 in accordance with SFAS 123(R), and thus includes amounts from awards granted prior to fiscal 2008. No options were grated to directors in fiscal 2008. As of May 31, 2008, each Director has the following number of options outstanding: Gerald D. Barrone: 10,621; Nancy Y. Bekavac: 9,997; Karen J. Curtin: 10,869; Joseph J. Kearns: 10,901; S. Lee Kling: 7,869; and James S. Pignatelli: 10,621.

(3)	Mr. Kling passed away in July, 2008.

PROPOSAL 2

APPROVAL OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, with the ratification of both our Board and our shareholders, selected the accounting firm of Deloitte & Touche LLP (“D&T”) as our independent auditors for the fiscal years ended May 31, 2007 and 2008. The Audit Committee and our Board have selected D&T as our independent auditors for the fiscal year ending May 31, 2009, and that selection is now being submitted to the shareholders.

The following table presents fees for professional services rendered by D&T for fiscal 2007 and 2008:

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$520,924	$532,800
Audit-related fees(2)
Tax fees(3)	55,010	36,000
All other fees

Total	$575,934	$568,800

(1)	Included fees for professional services rendered for the audit of our annual financial statements and review of our annual report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of the fiscal years ended May 31, 2008 and 2007.
(2)	All fees for assurance services that are reasonable related to performance of audit or review of our financial statements.
(3)	Consists of professional services rendered by D&T for tax compliance, tax advice and tax planning. Aggregate fees billed by D&T for tax services rendered to us, other than those described above under “Audit Fees.”

Approval by Audit Committee. Prior to engaging our independent auditor, our Audit Committee approves such engagement based on its judgment of the independence and effectiveness of our independent auditor. Our Audit Committee pre-approves all non-audit services performed by our independent auditors. In pre-approving non-audit services, the Audit Committee considers whether the provision of non-audit services, if any, by our independent auditors is compatible with maintaining our independent auditors’ independence. In fiscal 2007 and fiscal 2008, the Audit Committee pre-approved all non-audit services provided by our independent auditors. The Audit Committee will not approve any of the Prohibited Services listed on Appendix A to its charter, and, in making a business judgment about particular non-audit services, the Committee will consider the guidelines contained in Appendix A to its charter. The Audit Committee considered and determined that the provision of non-audit services by D&T was compatible with maintaining the independent auditors’ independence.

A representative of D&T will be available at the Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

Vote Required; Recommendation of the Board

Proposal 2 must be approved by the shareholders holding a majority of shares present, or represented, and voting at the Annual Meeting at which a quorum is present. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

Notwithstanding the approval by the shareholders of the appointment of D&T, the Audit Committee may, if the circumstances warrant, appoint other independent auditors.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2009.

AUDIT COMMITTEE REPORT

The material in this report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm our May 31, 2008 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of May 31, 2008. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with D&T the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with D&T its independence from us and our management and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended May 31, 2008 filed with the Securities and Exchange Commission.

Dated: August 18, 2008

AUDIT COMMITTEE

Joseph J. Kearns, Chairman
Karen J. Curtin
James S. Pignatelli

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR PRESENTATION AT 2009 ANNUAL MEETING

Any proposal which a shareholder wishes to have presented for consideration at the 2009 Annual Meeting and included in the proxy statement and form of proxy for the 2009 Annual Meeting, including any shareholder director nominees, must be received at our principal office, attention: Meryl Evans, Secretary, no later than June 18, 2009. Shareholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Secretary. To be timely, a shareholder’s proposal or nomination must be delivered to or mailed and received at our principal executive offices no later than the close of business on September 1, 2009 and must otherwise satisfy the requirements of our bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Investor Relations, Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, or contact Investor Relations by telephone at (818) 787-2100. We will, upon request, promptly deliver additional copies of proxy statements and annual reports to shareholders who participate in householding. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement our Board does not intend to present, and has not been informed that any other person intends to present, any other matter for action at this meeting. If any other matter properly comes before the meeting, the holders of the proxies will act in each instance in accordance with their best judgment.

In addition to the solicitation of proxies by mail, certain of our employees, without extra remuneration, may solicit proxies. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for the cost of forwarding the material. We will bear the cost of solicitation.

Copies of our 2008 Annual Report are being mailed to shareholders. Additional copies and additional information, including our Annual Report on Form 10-K, filed with the SEC may be obtained by any shareholder without charge. Requests should be addressed to our principal office, attention: Meryl Evans, Secretary.

By order of the Board

/s/  Meryl Evans
Meryl Evans
Secretary

Van Nuys, California
August 18, 2008

Annex A

Compensation Committee Charter

Responsibilities

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Electro Rent will be responsible for overseeing and, as appropriate, determining the annual salaries and other compensation of the Executive Officers of Electro Rent, Electro Rent’s general employee compensation and other policies, providing assistance and recommendations with respect to the compensation policies and practices of Electro Rent, and assisting with the administration of Electro Rent’s compensation plans.

In particular, the Committee will:

•	On an annual basis without the participation of the Chief Executive Officer, (i) review and approve the corporate goals and objectives with respect to compensation for the Chief Executive Officer, (ii) evaluate the Chief Executive Officer’s performance in light of the established goals and objectives, and (iii) set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation.

•	On an annual basis, review and approve (i) the evaluation process and compensation structure for Electro Rent’s other senior executives, and (ii) the Chief Executive Officer’s evaluation of the performance and his recommendations concerning the annual compensation, including salary, bonus, incentive and equity compensation, of other company officers.

•	On an annual basis, and more frequently as matters are brought to the attention of the Committee, review and oversee Electro Rent’s policies relating to the compensation of, and other matters relating to, its employees generally.

•	As appropriate, approve the grants of stock options and other equity incentives to employees (under Electro Rent’s option plans or otherwise), make recommendations to the Board with respect to incentive-compensation plans and equity-based plans and administer any incentive plans and bonus plans that include elected officers.

•	Assist the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, and oversee the development of executive succession plans.

•	Produce an annual report on executive compensation for inclusion in Electro Rent’s proxy statement.

Committee Composition

The Committee shall be comprised solely of “independent” directors in accordance with the rules of the SEC and NASDAQ. For a director to be deemed “independent,” the Board must affirmatively determine the director has no material relationship with Electro Rent (either directly or as a partner, shareholder or officer of an organization that has a relationship with Electro Rent). “Independence” also requires a three-year cooling-off period for directors who are or were (or had a family member who is or was) an employee of Electro Rent, or of its independent auditors. If future SEC or NASD rules require a more limited definition of “independent,” then this charter will be deemed amended when so required to conform with any additional limitations. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

A-1

Policies and Procedures

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions, and to help ensure that the corporate accounting and reporting practices of Electro Rent meet or exceed all applicable legal and business standards. However, the Committee will:

•	Investigate any matter brought to its attention within the scope of its duties.

•	Obtain the approval of this Charter from the Board and review and reassess this Charter at least annually or as conditions dictate.

•	Meet in an executive session at least annually near the end of Electro Rent’s fiscal year, and more frequently as circumstances dictate.

•	Be governed by majority vote of its members.

•	Report the results of and any recommendations from each Committee meeting to the Board and participate in an annual performance evaluation of the Committee.

The Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors such as consultants and shall determine the extent of funding necessary for the payment of compensation to such persons.

Approved by the Board and the Committee as of April 8, 2004.

Chairman, Compensation Committee	Chairman of the Board of Directors

A-2

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Daniel Greenberg, Steven Markheim and Joseph J. Kearns as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, including the right to cumulate votes (if cumulative voting is desired by the Proxies), all the shares of common stock of Electro Rent Corporation held of record by the undersigned on August 18, 2008 at the annual meeting of shareholders to be held on October 16, 2008, or any adjournment thereof in the manner below upon matters set forth in the accompanying Proxy Statement and, in the judgment and discretion of the Proxies, upon such other business as may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE
▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS
	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY (to vote for all nominees listed below)	☐	EXCEPTIONS

Director Nominees: G.D. Barrone, N.Y. Bekavac, K.J. Curtin, D. Greenberg, J.J. Kearns, J.S. Pignatelli
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)
EXCEPTIONS:

2. PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the corporation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the seven nominees for directors and for proposal 2.

I (WE) WILL	☐	WILL NOT	☐	ATTEND THE MEETING IN PERSON.
Please sign exactly as name appears of record on your stock certificates. When shares are held by joint tenants, both should sign.

Dated:		2007

Signature

Title

Signature, if held jointly

Title, if held jointly
When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.